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                                                                    Exhibit 23

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 2-80041, 2-94701, 33-2517, 33-12762, 33-12763, 33-38145,
33-44693, 33-50598, 33-55092, 33-72160 and 333-10553 of Intermagnetics General
Corporation of our report dated July 12, 1996, relating to the consolidated balance sheets of Intermagnetics General Corporation as of May 26, 1996 and May 28, 1995, and the related consolidated statements of income, shareholders' equity and cash flows for the years then ended, and the related schedule, which report appears in the May 26, 1996 annual report on Form 10-K of Intermagnetics General Corporation.

                                                    /S/ KPMG Peat Marwick LLP

Albany, New York
August 16, 1996